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                                                                    Exhibit 99.6



         TURBODYNE ANNOUNCES FINANCIAL RESULTS RELEASE SCHEDULE FOR 2000


CARPINTERIA, CA - FEBRUARY 4, 2000 - Turbodyne Technologies Inc. (EASDAQ:TRBD) announces the following schedule for the release of Turbodyne's financial results:

Annual Financial Results 1999 - March 30, 2000; first quarter 2000 - May 15, 2000; second quarter and first half 2000 - August 14, 2000; third quarter and nine months 2000 - November 14, 2000.

The date of the 2000 Annual Shareholder Meeting is Friday, November 3, 2000.

Turbodyne Technologies Inc., a California based high technology company, specializes in the development of performance enhancement, fuel economy and pollution control products for internal combustion engines. Turbodyne Technologies Inc.'s headquarters is located in Carpinteria, CA; the European business location is Frankfurt, Germany.

Turbodyne's World  Wide  Web address is: www.turbodyne.com

Contacts:

Corporate Communications, Peter Weichselbraun (800) 566-1130
VP Group Finance - Investor Relations, Ken Fitzpatrick (800) 566-1130 European Business Development, Markus Kumbrink +49-69-975-44-665